Exhibit 107

Calculation of Filing Fee Tables

S-3

GENERAL ELECTRIC COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.300% Notes due 2030	Rule 457(r)	$1,000,000,000		$998,000,000	0.00015310	$152,793.80
Fees to Be Paid	Debt	4.900% Notes due 2036	Rule 457(r)	$1,000,000,000		$995,940,000	0.00015310	$152,478.42
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
	Total Offering Amounts					$1,993,940,000		$305,272.22
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$305,272.22

Offering Note

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. A filing fee of $305,272.22 is being paid in connection with this offering.

Narrative Disclosure

The maximum aggregate amount of the securities to which the prospectus relates is $2,000,000,000. The maximum aggregate offering price of the securities to which the prospectus relates is $1,993,940,000. The prospectus is a final prospectus for the related offering.

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (No. 333-276832) filed by General Electric Company on February 2, 2024.